TIDAL TRUST III 485APOS

EXHIBIT 99(a)(i)(a)

State of Delaware Secretary of State Division of Corporations Delivered 06:53 PM 02/02/2018 FILED 06:53 PM 02/02/2018 SR 20180706790 - File Number 6046540

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:	Impact Shares Funds I Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

“1. The name of the Trust is Impact Shares Trust I.”

[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing .

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 2nd                day of February               , 2018 A.D.

By:
Trustee

Name:	Ethan Powell
Type or Print